Exhibit 4.15

SALE AND PURCHASE AGREEMENT

THIS SALE AND PURCHASE AGREEMENT (this “Agreement”) is entered into on January 6, 2019:

By and Between:

(1)           Quantum (2007) LLC, a company organized and validly existing under the laws of State of Delaware, the United States of America, with its registered address at 16192 Coastal Highway Lewes Delaware 19958 USA (the “Vendor”);and

(2)           Hangzhou Chengmao Investment Co., Ltd., a company organized and validly existing under the laws of the PRC, with its registered address at Room 316, Building 9, 588 Feijiatang Road, Xiacheng District, Hangzhou City, Zhejiang Province, the PRC (the “Purchaser”).

WHEREAS, the Vendor is the legal and beneficial owner of the 24% equity interest of Qoros Automotive Co., Ltd., a limited liability company organized under the laws of the PRC with its registered capital of RMB 16,925,480,000 (the “Company”); and

WHEREAS, the Parties have agreed that the Vendor shall sell, and the Purchaser shall purchase, the Sale Shares (as defined below) on and subject to the terms and conditions of this Agreement.

IT IS THEREFORE AGREED as follows:

Article 1

Definition

1.1           Capitalized terms used herein and not otherwise defined in the context shall have the following meanings:

“AOA” means, the Articles of Association of the Company, dated as of February 7, 2018.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” means any day except a Saturday, Sunday, or other day on which commercial banks in New York, Hong Kong, or Beijing are authorized by law to close.

“Closing” means the closing of the sale and purchase of the Sale Shares contemplated under this Agreement.

“Closing Date” means the date when the Closing shall have occurred.

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or any type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect, provided, however, that the Encumbrance shall not include any Encumbrance in favor of the Purchaser.

“EXIM” means the Export-Import Bank of China.

“JV Contract” means, the Joint Venture Contract, dated as of February 7, 2018, entered into by and among Wuhu Chery, the Purchaser and the Vendor.

“Party” shall mean each of the Vendor and the Purchaser, the “Parties” shall mean all of them together.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity.

“PRC” means the People’s Republic of China, which for the purpose of this Agreement, does not include Hong Kong, Macau and Taiwan.

“RMB” means Renminbi yuan, the lawful currency of the PRC.

“Sale Shares” means 12% of the equity interest of the Company (equivalent to RMB 2,031,057,600 registered capital amount) held by the Vendor as on the Closing Date.

“Security Allocation Agreement” means the security allocation agreement, dated as of December 18, 2017, entered into by and among the Vendor, the Purchaser, Wuhu Chery and the other relevant parties thereto.

“Wuhu Chery” means Wuhu Chery Automobile Investment Company Limited.

1.2           Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or plural depending on the reference. References to an “Article” or a “Section” are, unless otherwise specified, to one of the articles or sections or subsections of this Agreement.

1.3           The titles of the Articles and Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Article 2

Sale and Purchase of Shares

2.1           The Vendor agrees to sell to the Purchaser the Sale Shares free from all Encumbrances (except for any Encumbrance resulting from the Articles of Association of the Company and except as may be required to be pledged to EXIM), and the Purchaser agrees to purchase such Sale Shares, on the terms and conditions set out in this Agreement, together with all title and rights then attaching to them as at Closing.

Article 3

Purchase Price and Payment

3.1           As consideration for its purchase of the Sale Shares hereunder, the Purchaser agrees to pay to the Vendor a purchase price of RMB 1,560,000,000 (the “Purchase Price”).

3.2           To secure the performance of the Purchaser’s obligations under this Agreement, the Purchaser agrees to transfer an amount equal to RMB 20,000,000 (as a portion of the Purchase Price) into an escrow account set up in the name of the Purchaser (the “Escrow Account”) on the date hereof, and the remaining of the Purchase Price (i.e., RMB1,540,000,000) within ten (10) business days after the transaction contemplated under this Agreement has (1) been duly approved by the Ministry of Commerce or its competent local counterpart and (2) been filed with the National Development Reform Commission or its competent local counterpart (if required by Applicable Laws).

Following the full payment of the Purchase Price into the Escrow Account, the Vendor shall take all necessary actions, with assistance and cooperation from the Purchaser, to register the transaction contemplated hereunder with the PRC State Administration of Market Regulation or its competent local counterpart. The Purchaser and the Vendor shall maintain their joint and respective specimen signatures/seals for the Escrow Account, and all funds under such Escrow Account shall be used and transferred only for the purpose of the payment of the Purchase Price or as otherwise agreed by this Agreement.

3.3           The Vendor and the Purchaser agree that subject to (1) the approval of the Ministry of Commerce or its local counterpart, the filing with the National Development Reform and Commission or local counterpart (if required by Applicable Laws) and the registration with the PRC State Administration of Market Regulation or its local counterpart of the transfer by the Vendor of the Sale Shares; (2) the completion of the Company’s foreign exchange information amendment filing for the transfer by the Vendor of the Sale Shares; and (3) the completion of the filing with competent tax authority of the outbound remittance under trade in services and other items in respect of the transfer by the Vendor of the Sale Shares made by the Vendor and the Purchaser, the Purchase Price shall be paid to the Vendor within five (5) business days upon the date when the matters set out in the aforesaid sub-clauses (1), (2) and (3) are completed. Once the Purchase Price is released from the Escrow Account to the Vendor, the Vendor shall, upon request from the Purchaser, immediately cooperate with the Purchaser to go through relevant procedures to terminate the escrow arrangement on the Escrow Account. The Vendor further agrees that if it has received the Purchase Price paid by the Purchaser before the Closing, without the consent of the Purchaser, the Vendor shall not transfer or use such Purchase Price in any manner.

3.4           If this Agreement is terminated in accordance with Article 9 of this Agreement or as a matter of law, the Vendor shall release the escrow so established under Clause 3.2, and, under the circumstance that the Purchaser has been registered as the holder of the Sale Shares, upon request by the Vendor, the Purchaser shall use its commercially reasonable efforts to cooperate with the Vendor to conduct the relevant formalities to reverse the transaction contemplated under this Agreement, including assisting the Company to complete the approval, filing and registration procedures with relevant governmental authorities for the reversion of the title to the Sale Shares in the Company to the Vendor.

For the avoidance of doubt, if this Agreement is terminated in accordance with Clause 9.2 of this Agreement, such termination or any performance of the Non-Defaulting Party (as defined below) of its respective obligations set forth in this Clause 3.4 above shall not be deemed to constitute a waiver of any available remedy (including specific performance, if available) of the Non-Defaulting Party for any breach or misrepresentation of the Defaulting Party (as defined below), nor shall the Defaulting Party be relieved of any liability that has arisen or occurred for its breach of, or for any misrepresentation under this Agreement.

3.5           Both Parties shall procure the Company to sign all necessary documents and take all necessary actions to obtain the approval or complete the registrations or filings set out in sub-clauses (1), (2) and (3) of Section 3.3, and the Parties shall cooperate with each other and the Company, and provide such information or assistance as may be required for the purpose of enabling the Company to obtain the said approval or complete the said registrations or filings. Further, the Purchaser shall sign all documents and perform such acts as may be necessary or desirable to effect the payment of the Purchase Price to the Vendor including but not limited to filing an application via the paying bank for the approval of the competent foreign exchange administration authority of the payment of the Purchase Price by the Purchaser and such paying bank.

3.6           The Purchaser shall, and shall cause its Affiliates (if necessary) to, sign all necessary documents and take all necessary actions to perform the obligations of the Purchaser and/or its Affiliates as provided in the Security Allocation Agreement.

Article 4

Closing

4.1           The Closing shall take place on the fifth (5th) Business Day or such other date as the Parties may agree after all conditions set forth in Article 5 are satisfied (or waived by the relevant Party) at the primary office of the Company or other places as agreed by the Parties.

Article 5

Closing Conditions

5.1          The obligations of the Purchaser to consummate the transaction contemplated hereunder shall be subject to the fulfillment or written waiver by the Parties, at or prior to the Closing, of each of the following conditions:

(a)	As of the date of the Closing Date, the Vendor shall not have materially breached this Agreement;

(b)	the Parties and Wuhu Chery shall have executed and delivered the amended AOA;

(c)	the Company shall have notified all lending banks of the transaction contemplated in this Agreement in writing and obtained the written consent of or the waiver by, the lending banks, to the extent required; and

(d)	The transaction contemplated hereunder has been approved by the Ministry of Commerce or its local counterpart, filed with National Development Reform and Commission or local counterpart (if required by applicable laws) and registered with the PRC State Administration of Market Regulation or its local counterpart.

Article 6

Representations and Warranties

6.1          The Vendor hereby represents and warrants to the Purchaser that as of the date of this Agreement and the Closing Date:

(a)	it has been duly incorporated and is validly existing under the laws of its place of incorporation;

(b)	it has, and on the Closing Date will have, valid, good and unencumbered title to the Sale Shares to be delivered by the Vendor on the Closing Date (except for any Encumbrance resulting from the Articles of Association of the Company and except as may be required to be pledged to EXIM), and it has full right, power and authority to enter into and perform its obligations under this Agreement. Upon the Closing of the transaction contemplated hereunder, the Purchaser will acquire valid and good title to the Sale Shares to be delivered by the Vendor on the Closing Date, free of any Encumbrance (except for any Encumbrance resulting from the Articles of Association of the Company and except as may be required to be pledged to EXIM);

(c)	this Agreement has been duly executed and delivered by the Vendor and constitutes legal and binding obligations of the Vendor enforceable against it in accordance with its terms. The Vendor’s execution, delivery and performance of this Agreement will not contravene, breach or violate or result in a contravention, violation or breach of (i) the memorandum and articles of association or other constitutive documents of the Vendor; (ii) the laws of the PRC or laws of any other jurisdiction which may otherwise be applicable to the Vendor or the transaction contemplated under this Agreement; or (iii) any agreement or other instrument binding upon the Vendor or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Vendor.

6.2          The Purchaser hereby represents and warrants to the Vendor that as of the date of this Agreement and the Closing Date:

(a)	it has been duly incorporated and is validly existing under the laws of its place of incorporation;

(b)	it has full right, power and authority to enter into and perform its obligations under this Agreement;

(c)	this Agreement has been duly executed and delivered by the Purchaser and constitutes legal and binding obligations of the Purchaser enforceable against it in accordance with its terms. The Purchaser’s execution, delivery and performance of this Agreement will not contravene, breach or violate or result in a contravention, violation or breach of (i) the articles of association of the Purchaser; (ii) the laws of the PRC or laws of any other jurisdiction which may otherwise be applicable to Purchaser or the transaction contemplated under this Agreement; or (iii) any agreement or other instrument binding upon the Purchaser or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Purchaser.

Article 7

Post-closing Vendor Rights

7.1          In the event the Purchaser and/or its Affiliate which holds Equity Securities of the Purchaser (directly or indirectly) lists its equity interest of the JV Company in a stock exchange through an vehicle other that the JV Company, the Parties shall negotiate and agree in good faith a plan that the remaining equity interest the Vendor holds in the Company will be exchanged at a fair market value for the equity securities of the such vehicle which will be listed. If Parties fail to execute the swap transaction, the Parties agree to discuss an alternative solution, which shall have an equivalent economic effect to the swap transaction. For the avoidance of doubt, the Vendor shall have the sole discretion to decide whether to participate in and execute the swap transaction, and the terms and conditions of such transaction.

Article 8

Dispute Resolution

8.1           The Parties shall make their efforts to resolve any disputes resulting from or relating to this Agreement through amicable negotiation. If the disputes cannot be resolved through negotiation within thirty (30) days after any Party serves a notice to other Parties, any Party may refer such dispute to arbitration in Beijing before China International Economic and Trade Arbitration Commission (“CIETAC”) in accordance with its arbitration rules then in effect. The arbitration tribunal shall consist of three (3) arbitrators. Each of the Parties shall have the right to appoint one (1) arbitrator. The third arbitrator shall be appointed by CIETAC. All arbitration proceedings shall be conducted in both English and Chinese languages, provided that if only one language is permitted, the proceedings shall be conducted in English. Any arbitration award rendered by the arbitration tribunal shall be final and binding upon the Parties. The arbitration costs, including attorney’s fees, shall be borne by the losing Party, unless otherwise specified in the arbitration award.

8.2           In the process of resolving the disputes, the Parties shall continue exercising their rights and performing their obligations under this Agreement that are not affected in good faith, except for the disputed matters.

Article 9

Termination

9.1           This Agreement may be terminated in writing by unanimous agreement of the Vendor and the Purchaser.

9.2           If (1) any of the obligations of any of the Parties under this Agreement which should have been fulfilled by such Party has not been duly and promptly performed in any material aspect or any of the Parties materially breaches this Agreement, or (2) any of the representations or warranties made by any of the Parties under this Agreement is or becomes apparent that any of such representations or warranties would be untrue, incorrect, incomplete or misleading in any material aspect, or any event occurs or matter arises which renders, or would render, any of the representations or warranties of any of the Parties under this Agreement untrue, incorrect, incomplete or misleading in any material aspect, then, in any such case, the other Party to which none of the foregoing situations has occurred (the “Non-Defaulting Party”) shall notify such default to the other Party (the “Defaulting Party”) requesting for the correction thereof within thirty (30) days. If the Defaulting Party fails to correct such default within the aforesaid thirty (30) days, the Non-Defaulting Party may, in its sole and absolute discretion, by notice in writing to the Defaulting Party, terminate this Agreement.

9.3           The provisions of Article 8, this Article 9 and Article 10 shall survive the termination of this Agreement.

Article 10

General Provisions

10.1        Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the PRC (excluding its choice of law rules).

10.2        Effectiveness. This Agreement shall take effect and be binding over the Parties hereto immediately upon its execution by the Parties.

10.3       Confidentiality. Unless otherwise agreed to in writing by the Parties, none of the Parties shall, directly or indirectly, disclose, or permit the disclosure of, to any third Person (i) the existence or content of this Agreement or of discussions regarding the transaction contemplated hereunder, (ii) any of the terms, conditions or other aspects of the transaction contemplated hereunder, or (iii) the status of performance of this Agreement, except (a) to advisors, agents, shareholders, limited partners, directors, officers or employees of the relevant Party and its Affiliates, (b) to financial institutions and banks whose consent or financing will be obtained for the transaction contemplated hereunder, (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law and regulation or pursuant to legal proceedings (in which case the disclosing Party shall notify the other Parties in writing promptly if lawfully permitted to do so), and (d) as may be required by government or regulatory authorities or stock exchanges or agencies that have jurisdiction over a Party (or its parent company) or the transaction contemplated hereunder (in which case the disclosing Party shall notify the other Parties in writing promptly thereof).

10.4       Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall bind and inure to the benefit of each Party’s respective successors and permitted assigns; provided that no Party shall have any right to assign any of its rights hereunder or any interest herein without obtaining the written consent of the other Parties hereto to such assignment, and any purported assignment made without obtaining such written consent shall be null and void.

10.5       Notices. All notices under this Agreement shall be given in writing and shall be deemed to have been given upon delivery if delivered by hand or air courier, upon generation of confirmed receipt by the machine if sent by facsimile transmission, or on the seventh Business Day after mailing if sent by air mail, certified or registered mail, return receipt requested and postage prepaid, in each case to the address set forth below (or to such other address or addressee as a Party may specify by notice given hereunder);

(a) If to the Vendor

Address:	1 Temasek Avenue#36-01
Millenia Tower Singapore 039192
Attention to:	Robert L. Rosen
Tel:	(65) 6351 1788

(b) If to the Purchaser

Address:	Room 316, Building 9, 588 Feijiatang Road, Xiacheng District, Hangzhou City, Zhejiang Province, P.R.China, 310006
Attention to:	Sun Li
Tel:	(86) 136 0257 5157

10.6        Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

10.7        Amendments. Any term of this Agreement may be amended only with the written consent of the Parties.

10.8        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the Parties hereto.

10.9        Language. This Agreement is written and executed in Chinese and English versions and both versions shall have equal validity.

10.10      Taxes and Expenses. Unless otherwise expressly provided in this Agreement, each Party hereto shall bear and be responsible for the payment of all taxes, government charges, costs and expenses it incurs in relation to the discussion, conclusion, delivery and performance of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Sale and Purchase Agreement to be duly executed and delivered as of the day and year first above written.

Vendor:

Quantum (2007) LLC

By:
Name: Robert L. Rosen
Title: Manager

Purchaser:

Hangzhou Chengmao Investment Co., Ltd.

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties hereto have caused this Sale and Purchase Agreement to be duly executed and delivered as of the day and year first above written.

Vendor:

Quantum (2007) LLC

By:
Name: Robert L. Rosen
Title: Manager

Purchaser:

Hangzhou Chengmao Investment Co., Ltd.

By:
Name:
Title: